SUB-ITEM 77C

      On April 25, 2003, a special meeting of the shareholders of the Third Avenue Value Portfolio (the "Portfolio") of The Legends Fund, Inc. was held to consider and act upon the following item of business: (1) To approve an Agreement and Plan of Reorganization whereby Touchstone Small Cap Value Fund, a series of Touchstone Variable Series Trust, would (i) acquire all of the assets of the Portfolio, and (ii) assume the liabilities of the Portfolio.

      On April 25, 2003, a special meeting of the shareholders of the Gabelli Large Cap Value Portfolio (the "Portfolio") of The Legends Fund, Inc. was held to consider and act upon the following item of business: (1) To approve an Agreement and Plan of Reorganization whereby Touchstone Value Plus Fund, a series of Touchstone Variable Series Trust, would (i) acquire all of the assets of the Portfolio, and (ii) assume the liabilities of the Portfolio.

      On April 25, 2003, a special meeting of the shareholders of the Baron Small Cap Portfolio (the "Portfolio") of The Legends Fund, Inc. was held to consider and act upon the following item of business: (1) To approve an Agreement and Plan of Reorganization whereby Touchstone Baron Small Cap Fund, a series of Touchstone Variable Series Trust, would (i) acquire all of the assets of the Portfolio, and (ii) assume the liabilities of the Portfolio.

      On April 25, 2003, a special meeting of the shareholders of the Harris Bretall Sullivan & Smith Equity Growth Portfolio (the "Portfolio") of The Legends Fund, Inc. (the "Fund") was held to consider and act upon the following item of business: (1) To approve an Agreement and Plan of Reorganization whereby Touchstone Large Cap Growth Fund, a series of Touchstone Variable Series Trust, would (i) acquire all of the assets of the Portfolio, and (ii) assume the liabilities of the Portfolio.

      At the special meeting shareholders of each Portfolio approved the Agreement and Plan of Reorganization, with shareholders of the Third Avenue Value Portfolio voting 87.66% in the affirmative, 3.65% against, and 8.70% abstaining; shareholders of the Gabelli Large Cap Value Portfolio voting 91.20% in the affirmative, 1.61% against, and 7.19% abstaining; shareholders of the Baron Small Cap Portfolio voting 88.57% in the affirmative, 3.45% against, and 7.99% abstaining; and shareholders of the Harris Bretall Sullivan & Smith Equity Growth Portfolio voting 88.93% in the affirmative, 3.60% against, and 7.48% abstaining (numbers may not add up to 100.00% due to rounding).